Exhibit 2
CHEVRON PUERTO RICO LLC
RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC.
RETIREMENT SAVINGS PLAN)
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
DECEMBER 31, 2006 AND 2005

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2006 and 2005	3

Notes to Financial Statements	4-10

Supplemental Schedules:

Schedule H, Line 4(i) — Schedule of Assets Held for Investment Purposes as of December 31, 2006	11

Schedule H, Line 4(j) — Schedule of Reportable Transactions for the Year Ended December 31, 2006	12

Schedule of Late Deposit of Employee Contributions and Loan Repayments for the Year Ended December 31, 2006	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Participants and Plan Administrator
Chevron Puerto Rico LLC Retirement Savings Plan
(formerly Texaco Puerto Rico Inc. Retirement Savings Plan):
We have audited the accompanying statements of net assets available for benefits of the Chevron Puerto Rico LLC Retirement Savings Plan (formerly Texaco Puerto Rico Inc. Retirement Savings Plan) (the Plan) as of December 31, 2006 and 2005 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005 and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 2006, reportable transactions, and late deposit of employee contributions and loan repayments for the year ended December 31, 2006, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 13, 2007

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2006 AND 2005

	2006	2005
Investments, at fair value:
Chevron Corporation Common Stock	$5,055,823	$4,403,723
Shares of registered investment companies	3,168,873	3,725,688
Participant loans	394,867	230,304

Cash equivalents	2,225	919

Accounts receivable:
Employer contributions	12,696	—
Employee contributions	22,330	—
Loan repayments in transit	10,600	—

Net assets available for benefits	$8,667,414	$8,360,634

The accompanying notes are an integral part of the financial statements.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Investment Income:
Interest	$9,836	$7,730
Dividends	147,554	136,417
Net appreciation in fair value of investments	1,668,339	489,341

	1,825,729	633,488

Contributions:
Employer	166,695	166,247
Employee	292,890	286,201

	459,585	452,448

Total additions	2,285,314	1,085,936

Benefits paid	1,978,534	1,117,461

Total deductions	1,978,534	1,117,461

Increase (decrease) in net assets available for benefits	306,780	(31,525)

Net assets available for benefits:
Beginning of year	8,360,634	8,392,159

End of year	$8,667,414	$8,360,634

The accompanying notes are an integral part of the financial statements.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 1. Description of the Plan
In addition to the following, participants should refer to the Summary Plan Description and Prospectus of the Chevron Puerto Rico LLC Retirement Savings Plan, formerly Texaco Puerto Rico Inc. Retirement Savings Plan, for a more complete description. Chevron Corporation is the Plan Sponsor.
Effective May 9, 2005, the Plan Sponsor changed its name from ChevronTexaco Corporation to Chevron Corporation.
Effective Date of Plan. Effective March 1, 1994, the Savings Program of the Employee Benefits Plan of Texaco Puerto Rico Inc. (Savings Program) was amended and restated to include a qualified cash or deferred arrangement under Section 165(e) of the Puerto Rico Internal Revenue Code (PRIRC) and renamed the Texaco Puerto Rico Inc. Retirement Savings Plan. The Plan name was changed to Chevron Puerto Rico LLC Retirement Savings Plan (the Plan) effective September 14, 2006.
The Plan is a defined contribution plan, which is subject to and complies with the Employee Retirement Income Security Act of 1974, as amended, (ERISA) and the applicable sections of PRIRC. The funds in the Plan are held in trust under one or more trust agreements.
Eligibility. Employees of Chevron Puerto Rico LLC, formerly Texaco Puerto Rico Inc., or a participating company (Company) are eligible to participate in the Plan if they are on a Puerto Rico payroll and are not represented by a labor organization or are represented by a labor organization that has bargained for and agreed to participation in the Plan. An eligible employee may join the Plan upon completion of one year of Eligibility Service (at least 1,000 hours of service within a 12-month period ending on the employee’s first anniversary of employment). Independent contractors and leased employees are not eligible to participate in the Plan.
Participant Accounts. Funds for the participant’s benefit are held in an Employee Account and an Employer Account. The Employee Account is comprised of all employee contributions, including those made on a pre-tax and after-tax basis, and rollovers from another Puerto Rico tax-qualified benefit plan and earnings on these amounts. The Employer Account is comprised of Company contributions made under the current Plan and Company contributions made under the prior Savings Program.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 1. Description of the Plan (Continued)
Trustees. Banco Popular de Puerto Rico (Banco Popular) serves as trustee under the Plan and is responsible for the control and disbursement of Plan assets. Wachovia Bank N.A. acts as custodian for the Chevron Common Stock Fund (formerly the ChevronTexaco Common Stock Fund). Vanguard Fiduciary Trust Company (Vanguard) is custodian for all other securities held in the participants’ accounts and also serves as recordkeeper for the Plan. Both the trustee and custodians hold and administer the funds in the participants’ accounts and have the authority to manage the assets of the Plan in accordance with its terms and those of the trust agreement.
Vesting. All participants in the Plan are fully vested in their accounts at all times.
Base Pay. A participant’s contributions will be based on actual Base Pay. Base Pay means regular salary or wages, excluding overtime, extra pay, commissions, shift differentials, living or other allowances, and severance pay, all as determined by the Company. Base Pay is not reduced by the amount of a participant’s pre-tax contributions.
Employee Contributions. A participant who contributes from 2% to 5% of Base Pay to the Plan (referred to as the Basic contribution) is entitled to receive a 100% matching contribution from the Company in the form of an allocation of Chevron Corporation Common Stock. Participants may contribute on a pre-tax basis an additional 1% to 5% of Base Pay (referred to as the Supplemental contribution) and benefit from the tax-free buildup of earnings on these contributions. Supplemental contributions in excess of the 5% Basic contributions will not result in an increased Company matching contribution. Total pre-tax contributions are limited by law and may not exceed 10% of annual compensation or $8,000 annually, whichever is less.
Participants may change the percentage they contribute on a pre-tax or after-tax basis to the Plan prospectively on January 1 or July 1.
A participant may voluntarily suspend contributions to the Plan at any time, but any such suspension may not be for a period of less than 6 months, and such suspension will apply simultaneously to both pre-tax and after-tax contributions. Participants can contribute to the Plan as long as they are paid some portion of their Base Pay and their contributions will be based on the amount of Base Pay actually paid for each pay period.
The Company may reduce the percentage allocated by certain highly compensated employees in order to satisfy the limitations imposed by PRIRC.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 1. Description of the Plan (Continued)
Investments. Participants’ contributions are invested in Chevron Corporation common stock and/or one or more of the five Vanguard mutual fund options, as directed by the participant.
Investments representing 5% or more of the Plan’s net assets were the following:

	December 31,
	2006		2005
Chevron Corporation Common Stock	$5,055,823	*	$4,403,723	*
Vanguard 500 Index Fund	1,987,773		2,574,244
Vanguard Prime Money Market Fund	869,004		775,990

*	Includes both participant and non-participant directed investments
The following represents the net appreciation by investment type for the years ended December 31, 2006 and 2005:

	2006	2005
Chevron Corporation Common Stock	$1,243,041	$321,581
Shares of registered investment companies	425,298	167,760

	$1,668,339	$489,341

Sales and Purchases. The Plan restricts sales and purchases of units of the Chevron Common Stock Fund. Participants are limited to two sales or two purchases in a calendar month. Both transactions in a calendar month must be the same type of transaction. The limitation will not apply to any transaction where a participant directs the sale from the Chevron Common Stock Fund to provide cash for a loan. Furthermore, participants may not buy units of the Chevron Common Stock Fund within 60 days following the most recent sale of that Fund, and conversely, they may not sell units of the Chevron Common Stock Fund within 60 days following the most recent purchase of that Fund.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 1. Description of the Plan (Continued)
Loans. The Loan feature allows participants to borrow funds from their Plan accounts, subject to certain restrictions and limitations. Participants may borrow up to the lesser of $50,000 or 50% of their Plan Account. The minimum loan is $1,000. The minimum term for repayment of any loan is one year and the maximum term is five years. However, the maximum term for repayment of a home loan is 15 years. Loans bear a fixed rate of interest equal to the prime lending rate published in the Wall Street Journal on the last business day of the month preceding the date the loan is made. Participants may not have more than one loan outstanding at a time. Because the loan amounts and repayment provisions meet the requirements of the PRIRC, loans are not treated as taxable distributions from the Plan.
The Plan imposes a 12-month suspension for any loan default during employment and requires repayment of the outstanding principal balance of any defaulted loans, plus interest accrued on this amount from the date of default to date of repayment, prior to qualifying for an additional loan.
Distribution upon separation from Service. Upon separation of service, participants have the option to withdraw the full value of their Plan Account, or if a participant’s balance is greater than $200, they can defer receiving their distribution to any time before attaining age 65. At such time as the participants are entitled to and elect to receive the total value of their Plan Account, they shall have the right: (1) to receive a lump-sum distribution in cash and/or in-kind of the Chevron common stock held as an investment in their accounts, and (2) to have all other investments held in their accounts sold and distributed in cash.
In-Service Withdrawals. Eligible participants are allowed to make withdrawals of their after-tax contributions, plus any earnings, and Company contributions made prior to March 1, 1994, plus any earnings. A participant may withdraw up to 100% of the value of his or her account, provided, however, that if the participant is not at least age 59 1/2, he or she must first qualify for a hardship withdrawal. Participants are allowed to make up to two hardship withdrawals per year, but not more than one per calendar quarter.
Note 2. Summary of Significant Accounting Policies
The financial statements have been prepared on the accrual basis of accounting, and investments in securities reflect market values that are based on published quotations supplied by the trustee and custodians.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 2. Summary of Significant Accounting Policies (Continued)
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.
Purchases and sales of securities are recorded on a trade-date basis. Participants’ accounts are credited with interest and dividends earned on investments held in their account when paid and with gains on sales of investments. Participants’ accounts are charged with expenses in connection with the purchase and sale of investments and with losses on the sales of investments.
Market appreciation/depreciation on securities is realized when the investments are sold. Net gains and losses from securities transactions are computed using the average cost method. The Vanguard investments are valued at the per-share quoted net asset value (redemption value) of the respective investment. Vanguard accounts for the Chevron Common Stock Fund on the unit basis method.
Trustee fees are paid by the Company. Recordkeeping costs are incurred by the participants through an asset based fee for Company stock administration and custody.
Note 3. Income Taxes
Pursuant to a determination from the Puerto Rico Treasury Department, the Plan is exempt from Puerto Rican income taxes under Section 165(a) of the PRIRC, as part of a profit-sharing plan for the exclusive benefit of employees or their beneficiaries. Participants are not subject to Puerto Rico income tax on Company contributions or accrued income until some or all of the Plan Account is withdrawn.
The Plan has been amended since receiving the determination letter from the Puerto Rico Treasury Department. However, the Plan administrator and legal counsel are of the opinion that the Plan is currently designed and being operated in compliance with the applicable requirements of the Act, and, therefore, continues to be qualified and the related trust continues to be tax-exempt.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 4. Plan Modification or Termination
The Company reserves the right, subject to certain limitations, to change, discontinue or terminate the Plan at any time, and any participating company may withdraw from it at any time. If the Plan should be terminated, in whole or in part, or if a modification should adversely affect the rights of participants to the use or withdrawal of their contributions, such participants will be entitled to withdraw the full value of their Plan account, to the extent allowed by law. Upon the complete discontinuance of contributions to the Plan on a permanent basis by the Company, any participants affected by such action shall be entitled to withdraw the full value of their Plan account, to the extent allowed by law.
Note 5. Non-participant Directed Investments
The information about the net assets and the changes in net assets relating to the non-participant-directed investments is as follows:

	December 31,
	2006	2005
Investments, at fair value:
Chevron Corporation Common Stock	$3,487,681	$2,980,332

Accounts receivable:
Employer contributions	12,696	—

Net assets available for benefits	$3,500,377	$2,980,332

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
Note 5. Non-participant Directed Investments (Continued)

	Years Ended December 31
	2006	2005
Investment Income:
Dividends	$100,504	$91,874
Net appreciation in fair value of investments	846,855	226,466

Contributions:
Employer	166,696	166,247

Participant loan repayments	493	3,930

Total additions	1,114,548	488,517

Benefits paid	588,684	406,181
Participant loan withdrawals	1,418	—

Total deductions	590,102	406,181

Increase in net assets available for benefits	524,446	82,336

Transfer to other funds	(4,401)	(12,709)

Net assets available for benefits:
Beginning of year	2,980,332	2,910,705

End of year	$3,500,377	$2,980,332

Note 6. Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
EIN 94-0890210 PLAN NO. 099
SCHEDULE H, LINE 4(i) — SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2006

(a)	(b)	(c)	(d)	(e)
		Description of investment including
	Identity of issue, borrower,	maturity date, rate of interest, collateral,
	lessor, or similar party	par, or maturity value	Cost	Current value
*	Chevron Corporation	Common Stock
		68,758 shares	$2,734,889	$5,055,823	(1)

*	Vanguard Prime Money	Registered Investment Company
	Market Fund	869,004 units	869,004	869,004

*	Vanguard 500 Index Fund	Registered Investment Company
		15,221 units	1,557,800	1,987,773

*	Vanguard Long-Term	Registered Investment Company
	Treasury Fund	12,312 units	135,679	135,110

*	Vanguard Windsor II Fund	Registered Investment Company
		2,793 units	80,262	97,054

*	Vanguard International	Registered Investment Company
	Growth Fund	3,350 units	63,723	79,932

*	Participant Loans	4.24% to 9.0%	—	394,867

	Total investments			$8,619,563

(1)	Represents both participant and non-participant directed investments.

*	Party-in-interest as defined by ERISA

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
EIN 94-0890210 PLAN NO. 099
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
SCHEDULE H — PART IV, LINE 4(j) — SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Expense		Current value
Identity of	Description	Purchase	Selling	Lease	incurred with	Cost of	of asset on	Net gain
party involved	of asset	price	price	rental	transaction	asset	transaction date	or (loss)
Chevron Corporation	Common Stock	$438,885	$—	N/A	$—	$438,885	$438,885	$—
Chevron Corporation	Common Stock	—	1,029,826	N/A	—	594,287	1,029,826	435,539

CHEVRON PUERTO RICO LLC RETIREMENT SAVINGS PLAN
(FORMERLY TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN)
EIN 94-0890210 PLAN NO. 099
SCHEDULE OF LATE DEPOSIT OF EMPLOYEE CONTRIBUTIONS AND LOAN REPAYMENTS
FOR THE YEAR ENDED DECEMBER 31, 2006

Identity of party involved	Relationship to Plan	Description of transaction	Amount
Chevron Corporation	Employer	Late deposit of employee contributions and loan repayments	$29,408